EXHIBIT 10.42


                  NON-COMPETITION, CONFIDENTIALITY, AND
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                       NON-SOLICITATION AGREEMENT
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     This Non-Competition, Confidentiality, and Non-Solicitation Agreement
(the "Agreement") is dated March 28, 2002, between HOST AMERICA
CORPORATION ("Company") and MR. ROGER LOCKHART ("Seller").

                                RECITALS
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     A.   The Company and Select Force, Inc. ("Select Force") are parties to a Merger Agreement ("Merger Agreement") dated October , 2001 pursuant to which the Company is purchasing all of the issued and outstanding shares of Select Force.

     B. The Seller is the record and beneficial holder of approximately forty-nine percent (49%) of the issued and outstanding shares of Select Force's capital stock and is an officer and the sole director of Select Force.

     C. Pursuant to the Merger Agreement, Seller is receiving from Company a total of 345,933 shares of the Company's Common Stock, representing sixteen percent (16%) of the total outstanding Common Stock of the Company following the merger.

     D. The Seller is entering into this Agreement as a condition to and as additional consideration for the closing under the Merger Agreement.

                                AGREEMENT
                                ---------

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   SELLER'S ACKNOWLEDGEMENT.  Seller acknowledges that

          a. He is an officer, director and forty-nine percent (49%) shareholder of Select Force and is one of the principal persons responsible for the success of Select Force;

          b. Contemporaneously herewith the Company is acquiring one hundred percent (100%) of the issued and outstanding shares of Select Force's stock; and

          c. It will likely materially jeopardize the Company's business and substantially reduce the value of the Company's acquisition if the Seller violated the provisions of this Agreement.

     2. NON-COMPETITION AGREEMENT. The Seller covenants and agrees that for a period of one (1) year from and after the date of this Agreement, Seller will not, directly or indirectly (through one or more intermediates), whether individually or as an officer, director, shareholder, partner, owner, member, manager, employee or consultant, operate or assist any corporation, partnership, limited liability company or other business enterprise in operating

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any pre-employment screening service company or company offering similar type services within the geographic territory described as the United
States.

     3. CONFIDENTIALITY. "Confidential Information" shall mean any information known to Seller as a result of Seller's involvement as an officer and director of Select Force from and after the date of Seller's involvement with Select Force (including information originated by Seller) of a secret, proprietary or confidential nature relating to Select Force and its operations including without limitation, all methods, trade secrets, processes, products, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, client lists, prospective client lists, mailing lists, client information, marketing programs, accounting systems, unless such information is now or thereafter in the public domain to such an extent as to be readily available to competitors. Seller agrees that Seller will not at any time from and after the date of this Agreement, directly or indirectly, use, communicate, disclose, disseminate, or put into the public domain any Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to Select Force or its operations, products, processes or services. The parties acknowledge that this paragraph shall survive for a period of one (1) year from and after the date of this Agreement.

     4. NON-SOLICITATION OF CLIENTS. Seller convenants and agrees that for a period of one (1) year from and after the date of this Agreement, Seller will not directly or indirectly solicit existing clients of Select Force.

     5. NON-SOLICITATION OF EMPLOYEES. Seller convenants and agrees that for a period of one (1) year from and after the date of this Agreement, Seller will not directly or indirectly solicit any employees, consultants, contractors or suppliers engaged by the Company or its subsidiaries for the purpose of inducing them to commence a relationship with any business which operates any pre-employment screening service company or company offering similar services in the United States.

     6. SPECIFIC ENFORCEMENT; LEGAL FEES. Seller acknowledges that Seller's breach of any provision of this Agreement would be likely to result in irreparable and unreasonable harm to the Company or its subsidiaries and injunctive relief as well as actual damages would be appropriate for breach of any such provision. In the event of any legal proceedings arising under this Agreement, the prevailing party shall be awarded its reasonable attorney fees and costs. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, SELLER'S CUMULATIVE LIABILITY FOR DAMAGES OF ANY KIND RESULTING FROM OR ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE TOTAL NUMBER OF SHARES RECEIVED BY SELLER FROM THE COMPANY PURSUANT TO THE MERGER AGREEMENT. THIS LIMITATION SHALL APPLY EVEN IF THE REMEDY FAILS IN ITS ESSENTIAL PURPOSE.

     7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Seller and his respective heirs, executors, assigns and administrators and shall inure to the benefit of the Company and its successors and assigns.

     8. SEVERABILITY. Whenever there is any conflict between any provision of this Agreement and statute, law, regulations or judicial proceeding, the latter shall prevail, but in

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each such event, the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such consideration would be clearly contrary to the intention of the parties or would be unconscionable.

     9. GOVERNING LAW. The legality, validity and enforceability and interpretation of this Agreement shall be governed by the laws of the State of Colorado without giving effect to the principles of conflicts of law.

     In WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

HOST AMERICA CORPORATION           ROGER LOCKHART


BY: /s/ GEOFFREY RAMSEY            /s/ ROGER LOCKHART
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Its: President
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